Exhibit 99.1

Adamas Reports Second Quarter 2019 Financial Results
- Second quarter GOCOVRI® product sales of $12.7 million; total prescriptions grew to approximately 6,160
- INROADS Phase 3 study of ADS-5102 (GOCOVRI) for walking impairment in patients with multiple sclerosis (MS) enrollment completed, with topline results expected late Q4 2019
- Alfred Merriweather, CFO, to retire; Chris Prentiss, SVP Finance and Chief Accounting Officer, named as successor

EMERYVILLE, Calif., August 8, 2019 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a fully-integrated pharmaceutical company pioneering time-dependent medicines for central nervous system (CNS) disorders, today reported financial results for the second quarter ended June 30, 2019, as well as recent corporate developments.
“Total GOCOVRI prescriptions increased by approximately 6% driven by continued strong patient persistence, and new patient starts increased by approximately 2%, as compared to the first quarter of 2019,” said Gregory Went, Chief Executive Officer of Adamas. Dr. Went added, “With the addition of our new Chief Commercial Officer, Vijay Shreedhar, to the executive team this past quarter, we have strengthened our commercial capabilities to help maximize GOCOVRI’s impact. We are delighted with the progress Vijay has already made in understanding the opportunities to broaden and deepen the adoption of GOCOVRI and to continue to advance our mission to meaningfully impact the lives of Parkinson’s disease patients with dyskinesia.”
Dr. Went continued, “additionally, we passed an important milestone with the completion of enrollment of approximately 590 patients in our INROADS Phase 3 study of ADS-5102 (GOCOVRI) in MS patients with walking impairment. The rapid enrollment in this trial reinforces our view that there is a significant need for additional therapies for the estimated 270,000 MS patients currently suffering from walking impairment, especially the 100,000 who have discontinued dalfampridine.”
Finally, the Company announced today that Alfred Merriweather, CFO, will retire on December 31, 2019. He will be succeeded by Chris Prentiss, the Company’s Senior Vice President of Finance and Chief Accounting Officer, from November 1, 2019. Mr. Merriweather will stay on as a consultant for a period of time to ensure a seamless transition. “We deeply appreciate Alf’s contribution to Adamas’ growth during his tenure, and for his role in mentoring Chris as his successor,” added Dr. Went. “Chris joined us in early 2015 and since then has played an integral role in building our financial infrastructure. We look forward to Chris excelling in his expanded role at Adamas.”
GOCOVRI commercialization update

•	GOCOVRI product sales were $12.7 million in the second quarter of 2019 compared to $11.7 million in the first quarter of 2019.

•
GOCOVRI generated approximately 6,160 total prescriptions (TRx) in the second quarter of 2019, a 6% sequential increase over 5,820 TRx in the first quarter of 2019. The number of new patients starting on GOCOVRI, primarily patients receiving medication through the free trial program, was approximately 740, compared to 720 in the first quarter of 2019.

•	Persistence of GOCOVRI at 12 months is 45%-50%.

•	Vijay Shreedhar, Ph.D., joined the Company as Chief Commercial Officer, leading all commercial functions.
ADS-5102 development update

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Enrollment in the INROADS Phase 3 study of ADS-5102 for walking impairment in patients with multiple sclerosis has been completed, with topline results expected late in the fourth quarter of 2019. Study design and baseline demographics data were presented at the American Academy of Neurology Annual Meeting in May 2019.

Financial results
Product sales
GOCOVRI product sales were $12.7 million for the second quarter of 2019, compared to $7.6 million in the same period of the prior year. GOCOVRI product sales were $24.4 million for the six months ended June 30, 2019, compared to $10.1 million in the first six months of 2018.

GOCOVRI received U.S. Food and Drug Administration (FDA) approval in August 2017, becoming the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy. The Company began commercial promotion of GOCOVRI in January 2018.
Research and Development (R&D) expenses
R&D expenses for the second quarter of 2019 were $8.6 million, compared to $9.8 million for the same period a year ago. For the six months ended June 30, 2019, R&D expenses were $18.8 million, compared to $17.0 million for the six months ended June 30, 2018. R&D expenses in both periods are primarily attributable to the INROADS Phase 3 study of ADS-5102 for the treatment of walking impairment in patients with multiple sclerosis.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the second quarter of 2019 were $25.2 million, compared to $27.7 million for the same period a year ago. For the six months ended June 30, 2019, SG&A expenses were $52.9 million, compared to $54.1 million for the six months ended June 30, 2018. SG&A expenses in both periods are primarily attributable to external and sales force costs related to GOCOVRI commercialization.
Net loss
Net loss was $24.9 million, or $0.90 per share, basic and diluted, for the second quarter of 2019, compared to a net loss of $34.0 million, or $1.26 per share, basic and diluted, for the second quarter of 2018. Net loss for the second quarters of 2019 and 2018 included $2.9 million and $4.1 million, respectively, in non-cash stock-based compensation expense. Net loss for the six months ended June 30, 2019, was $54.5 million, or $1.98 per share, basic and diluted, compared with a net loss for the same period in 2018 of $69.0 million, or $2.61 per share, basic and diluted. The net loss for the first six months of 2019 and 2018 included $6.3 million and $7.9 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of June 30, 2019, Adamas had $168.6 million of cash, cash equivalents and available-for-sale securities, compared to $210.9 million at December 31, 2018.
Investor conference call and webcast
Adamas will host a conference call and webcast today, August 8, 2019, at 4:30 p.m. ET (1:30 p.m. PT). The conference call may be accessed by dialing (844) 215-3280 for participants in the U.S. or Canada and (484) 747-6383 for international callers. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until November 8, 2019.
About GOCOVRI QHS
GOCOVRI (amantadine) extended-release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine proven to reduce both dyskinesia and OFF.
GOCOVRI is thought to work by reducing the amount of glutamate hyperactivity in a region of the brain that controls movement, in patients experiencing dyskinesia and OFF. The NMDA receptor is activated by glutamate and causes post-synaptic nerve signaling in this area of the brain, which is modulated by dopamine. Levodopa therapy replaces dopamine lost in Parkinson’s disease but may result in large fluctuations in synaptic levels of dopamine during waking hours, further exacerbating glutamate hyperactivity. GOCOVRI, developed by Adamas, is novel in that it selectively blocks the NMDA receptor in a time-dependent manner. Taken at bedtime (QHS), GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night and a high concentration from the morning and throughout the waking day. Additionally, the adjunctive use of GOCOVRI does not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, fall and orthostatic hypotension.
For more information about GOCOVRI, please see the U.S. Prescribing Information at www.GOCOVRI.com.
About ADS-5102
Adamas is currently evaluating ADS-5102 in the INROADS Phase 3 clinical study for walking impairment in patients with multiple sclerosis. ADS-5102 was previously approved by the FDA under the trade name GOCOVRI (amantadine) extended-release capsules for the treatment of dyskinesia in patients with Parkinson’s disease. GOCOVRI is not FDA-approved for the treatment of walking impairment in patients with multiple sclerosis.
About Adamas Pharmaceuticals, Inc.
Adamas’ goal is to create and commercialize a new generation of medicines intended to lessen the burden of chronic neurologic diseases on patients, caregivers and society using its deep understanding of time-dependent biology. For more information about Adamas and its unique approach to developing medicines based on time-dependent biology, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations regarding deepening that adoption of GOCOVRI or of topline data from its INROADS Phase 3 study expected in the fourth quarter of 2019. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2019, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release.
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Contact:

Investors:	Media:
Peter Vozzo	Sarah Mathieson
Westwicke	Vice President of Corporate Communications
443-213-0505	510-450-3528
peter.vozzo@westwicke.com	smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Product sales	$12,691	$7,565	$24,356	$10,118
Costs and operating expenses:
Cost of product sales	685	73	1,098	98
Research and development	8,598	9,806	18,812	16,994
Selling, general and administrative, net	25,216	27,699	52,904	54,062
Total costs and operating expenses	34,499	37,578	72,814	71,154
Loss from operations	(21,808)	(30,013)	(48,458)	(61,036)
Interest and other income, net	734	1,132	1,457	2,010
Interest expense	(3,797)	(5,112)	(7,528)	(9,938)
Net loss	$(24,871)	$(33,993)	$(54,529)	$(68,964)
Net loss per share, basic and diluted	$(0.90)	$(1.26)	$(1.98)	$(2.61)
Weighted average shares used in computing net loss per share, basic and diluted	27,579	27,040	27,516	26,454

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	June 30, 2019	December 31, 2018
Cash, cash equivalents, and available-for-sale securities	$168,647	$210,870
Total assets	200,231	234,814
Total current liabilities	25,717	24,276
Long-term debt	121,943	117,457
Total liabilities	157,528	144,929
Total stockholders’ equity	42,703	89,885